DocuSign Envelope ID: 50D3DA6B-84B5-4E04-8E9E-3B85CB8D6C2C

EXECUTION VERSION

AMENDMENT TO THE
AON DEFERRED COMPENSATION PLAN

This Fourth Amendment (“Amendment”) to the Aon Deferred Compensation Plan, as amended and restated effective November 17, 2016 (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”) and wholly owned subsidiary of Aon plc, (“Aon”), to be effective as set forth below.

RECITALS

WHEREAS, pursuant to Section 6.05 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan, and, pursuant to Section 1.04 of the Plan, the Organization and Compensation Committee of Aon (the “OCC“) has authority to act for the Board with respect to the Plan; and

WHEREAS, pursuant to resolutions of the OCC dated June 13, 2016, the OCC delegated authority to Aon’s Administrative Committee (the “Committee”) to make certain amendments to the Plan.
NOW THEREFORE, pursuant to resolutions of the Committee dated May 7, 2020, the Plan is hereby amended, effective as of May 7, 2020, by adding the new paragraph to the end of Section 5.03:
“In addition to the withdrawal of amounts deferred under the Plan as provided above, a Participant may request a cessation of salary deferrals, upon representation satisfactory to the Committee that the Participant experienced an Unforeseeable Emergency, as defined above. If granted, the cessation of salary deferrals shall be for the balance of the calendar year.”
In addition, the Committee is authorized to make any additional adjustments to the plan document language to effect the intent of the foregoing, including but not limited to providing a restatement of the plan document incorporating such changes and all previous amendments.

IN WITNESS WHEREOF, the Company has caused the Fourth Amendment to be executed on its behalf by its duly authorized officers, this 21    day of December 2020.
AON CORPORATION

By:

21-Dec-2020

Lisa Stevens
Chief People Officer